Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BEARS HOLDING SUB, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Bears Holding Sub, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road, Suite C, Dover, Delaware 19904, Kent County. The name of the Corporation’s registered agent at such address is United Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, consisting entirely of common stock having a par value of $0.001 per share.

FIFTH: The name and mailing address of the incorporator are Keith Koford, 11621 Research Circle, Alachua, Florida, 32615.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation shall provide indemnification for members of its Board of Directors, members of committees of the Board of Directors, and of other committees of the Corporation, and its officers, its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation, in each case to the maximum extent permitted by the General Corporation Law of Delaware; provided, however, that the Corporation may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any person in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors or (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the General Corporation Law of Delaware.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

[Signature Page Follows]

THE UNDERSIGNED, being the incorporator named above, has executed this Certificate of Incorporation on the 26th day of October, 2018.

/s/ Keith Koford
Keith Koford
Incorporator